Exhibit No. (d)(3)

EXECUTION COPY

GREENBRIAR EQUITY FUND II, L.P.,

GREENBRIAR EQUITY FUND II-A, L.P. AND

GREENBRIAR CO-INVESTMENT PARTNERS II, L.P.

555 Theodore Fremd Avenue, Suite A-201

Rye, NY 10580

March 17, 2013

To:	GB Aero Engine LLC
c/o Greenbriar Equity Group LLC
555 Theodore Fremd Avenue, Suite A-201
Rye, NY 10580

Re:	Equity Commitment

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of March 17, 2013 (the “Merger Agreement”), by and among EDAC Technologies Corporation, a Wisconsin corporation (the “Company”), GB Aero Engine LLC, a Delaware limited liability company (“Parent”), and GB Aero Engine Merger Sub Inc., a Wisconsin corporation and wholly owned subsidiary of Parent (“Merger Sub”) (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub has agreed to (i) commence a tender offer for all of the outstanding Shares (the “Offer”) and (ii) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving the merger (the “Merger”) on the terms and conditions set forth therein. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. This letter agreement (this “Agreement”) sets forth the commitment of Greenbriar Equity Fund II, L.P., Greenbriar Equity Fund II-A, L.P. and Greenbriar Co-Investment Partners II, L.P. (the “Investors” and together with their affiliates, “Greenbriar”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, the equity interests of Parent.

1. The Investors hereby collectively commit, subject only to the terms and conditions set forth in paragraph 2 of this Agreement, that, (i) they shall purchase, or shall cause the purchase of, equity interests of Parent for an aggregate amount in cash up to $141,768,998.81 (the “Commitment”), in the form of several equity commitments from the Investors as set forth on Schedule A hereto, solely for the purpose of allowing Parent to contribute the Commitment to Merger Sub, to (i) fund the payment of a cash amount equal to the product of the Offer Price multiplied by the number of Shares validly tendered and not properly withdrawn pursuant to the Offer as provided in Section 1.01 of the Merger Agreement, and (ii) fund the remainder of the Commitment as follows: (w) the aggregate amount of Merger Consideration pursuant to and in accordance with the Merger Agreement, (x) the aggregate amount of payments to be made to the holders of Company Stock Options and Company Stock Awards pursuant to and in accordance with the Merger Agreement, (y) the aggregate amount necessary to repay all Indebtedness of the Company and its Subsidiaries that becomes due and payable as of the Acceptance Time or the Effective Time, as applicable, in connection with the consummation of the transactions contemplated by the Merger Agreement and (z) the payment of related fees and expenses; provided that the Investors shall not, under any circumstances, be obligated to contribute to, purchase equity or debt securities of, or otherwise provide funds to Parent in any amount in excess of the Commitment. The Investors may effect the purchase of the equity interests of Parent directly or indirectly through one or more affiliated entities; provided that no such action shall reduce the amount of the Commitment or relieve or otherwise affect the obligations of the Investors under this Agreement. In the event Parent does not require all of the equity with respect to which the Investors have made commitments in order to consummate the Offer or the Merger, the amount to be funded under this Agreement may be reduced in a manner determined by the Investors, but only to the extent that it will not adversely affect the consummation of the transactions contemplated by the Merger Agreement. Each Investor may allocate a portion of its investment to one or more affiliated entities; provided, however, that each Investor shall remain severally, and not jointly, liable for its Pro Rata Amount of the total Commitment. The “Pro Rata Amount,” as to each Investor, means the dollar amount set forth opposite such Investor’s name on Schedule A.

2. The obligations of the Investors under this Agreement to fund or cause the funding of the Commitment shall be subject to (i) with respect to the obligations of Parent and Merger Sub to accept for payment and pay for any validly tendered and not properly withdrawn Shares (x) the execution and delivery of the Merger Agreement by the parties thereto, (y) the satisfaction or waiver by Parent and Merger Sub (with the prior written approval of the Investors in the case of any waiver), of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the Offer set forth in Annex III of the Merger Agreement, and (z) the contemporaneous acceptance for payment by Merger Sub of the Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with the terms of the Merger Agreement, and (ii) with respect to the Shares to be paid for at the time of the Merger, (x) the execution and delivery of the Merger Agreement by the parties thereto and (y) satisfaction or waiver by Parent and Merger Sub (with the prior written approval of the Investors in the case of any waiver) of each of the conditions precedent to Parent’s and Merger Sub’s obligations set forth in Annex III of the Merger Agreement with respect to the Offer, and Section 7.01 of the Merger Agreement, with respect to the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Offer or the Merger, as applicable, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions).

3. Concurrently with the execution and delivery of this Agreement, each of the Investors is executing and delivering to the Company a limited guaranty, dated as of the date hereof, in favor of the Company (the “Limited Guaranty”) in respect of all of Parent’s and Merger Sub’s obligations under the Merger Agreement, including all payment obligations to be made by Parent or Merger Sub under the Merger Agreement, including any such payment obligations arising out of or in connection with a breach thereof, in each case pursuant to the terms and conditions of the Merger Agreement. Except as provided in the last sentence of this Section 3, the Company’s remedies against the Guarantors (in their capacity as such, as defined in the Limited Guaranty) and any Affiliates of the Guarantors (other than Parent and Merger Sub) in respect of the Guaranteed Obligations (as defined in the Limited Guaranty) shall be the sole and exclusive remedies available to the Company against any Guarantor or any Affiliate of a Guarantor (other than Parent and Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, or the transactions contemplated thereby (and other than as may be provided for in this Agreement), whether or not Parent’s or Merger Sub’s breach is caused by any Investor’s breach of its obligations under this Agreement.

4. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Investors and their respective successors and permitted assigns shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that each of the Investors may be a partnership, no recourse hereunder (or under any document or instrument delivered in connection herewith) shall be had against any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, representative or successor or assignee of the Investors or any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, representative or successor or assignee of any of the foregoing (such persons, collectively, but excluding the Investors themselves, the Parent, and the Merger Sub, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party (whether by or through attempted piercing of the corporate veil or otherwise), as such, for any obligations of the undersigned under this Agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

5. Each of the Investors hereby represents and warrants as follows:

(a)	Such Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization;

(b)	The execution and delivery of this Agreement by such Investor and the consummation by such Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Investor and no other proceedings on the part of such Investor are necessary to authorize the execution and delivery of this Agreement by such Investor or to consummate the transactions contemplated hereby;

(c)	This Agreement has been duly executed and delivered by such Investor and constitutes the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity;

(d)	The execution, delivery and performance of this Agreement by such Investor and the consummation by such Investor of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation, by-laws, partnership agreement, operating agreement, or other governing instruments of such Investor; (ii) conflict with or violate any Law applicable to such Investor or any of its properties or assets; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which such Investor is a party or otherwise bound, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder, or delay the consummation by such Investor of the transactions contemplated by this Agreement;

(e)	No Consent of any Governmental Entity is required to be obtained or made by such Investor in connection with the execution, delivery and performance by such Investor of this Agreement or the consummation by such Investor of the transactions contemplated hereby; and

(f)	Such Investor has uncalled capital commitments equal to or in excess of the amount of its respective Commitment and all funds necessary for such Investor to fulfill its Commitment under this Agreement shall be available to such Investor (or its permitted assignee pursuant to Section 7 hereof) for so long as this Agreement shall remain in effect in accordance with Section 9 hereof.

Each of the Investors acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this paragraph 5 in entering into the Merger Agreement.

6. This Agreement is being entered into by Parent and the Investors to induce the Company to enter into the Merger Agreement. This Agreement may not be amended or otherwise modified, and the terms and conditions of this Agreement may not be waived, without the prior written consent of Parent and the Investors; provided that any amendment, waiver or modification that would reasonably be expected to adversely affect the rights of the Company shall also require the prior written consent of the Company. This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investors or any of their Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

7. Except to the extent expressly set forth herein, this Agreement shall only inure to the benefit of and be binding upon Parent and the Investors. The Investors acknowledge that the Company has relied on this Agreement and that the Company is an express third party beneficiary hereof and is entitled to specifically enforce the obligations of each of the Investors directly against each such Investor to cause the Investors to fund the Commitment, only if all of the conditions set forth in Section 2 have been satisfied or waived by the applicable party and as otherwise contemplated by the exercise of the Company’s rights under Section 9.13 of the Merger Agreement. Except to the extent set forth in preceding sentence, (i) this Agreement shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns and (ii) nothing set forth in this Agreement is intended to confer upon or give to any Person other than the Parent, the Investors and the Company (and their respective successors and permitted assigns) any rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this Agreement. In no event shall any of Parent’s creditors (other than the Company) or any other person other than Parent and the Company (and their respective successors and permitted assigns) have any right to enforce this Agreement or to cause Parent to enforce this Agreement.

8. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the transactions contemplated by the Merger Agreement and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned; provided, however, that any of the foregoing may disclose this Agreement (i) to its Affiliates and representatives, (ii) to the extent required by Law or the applicable rules of any national securities exchange and (iii) in connection with any litigation or other proceeding relating to this Agreement or the Merger Agreement.

9. The obligations of Investors to fund the Commitment will terminate automatically and immediately upon the earlier to occur of (i) the purchase of equity interests of Parent in performance of the Investors’ obligations hereunder in connection with the consummation of the Closing (at which time the obligations hereunder shall be discharged in full), (ii) the valid termination of the Merger Agreement in accordance with its terms and (iii) the date that the Company or any of its Affiliates asserts in any litigation or other proceeding, without limiting any of the Company’s rights under the Merger Agreement, any claim against any of the Non-Recourse Parties relating to this Agreement. The Commitment set forth herein shall not be assignable by Parent without each of the Investors’ and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investors and the Company and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. No other transfer of any rights or obligations hereunder shall be permitted without the prior written consent of Parent, the Investors and the Company. Any transfer in violation of the preceding sentences shall be null and void.

10. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF WISCONSIN ARE APPLICABLE TO THIS AGREEMENT. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York, borough of Manhattan. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this paragraph 10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT

OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

11. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail delivery of a “.pdf” format (or similar format) data file, shall be treated in all manner and respects as an original agreement or instrument and shall have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail transmission of a “.pdf” format (or similar format) data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail transmission of a “.pdf” format (or similar format) data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

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Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, at which time this Agreement shall become a binding agreement between the parties hereto.

Sincerely,

GREENBRIAR EQUITY FUND II, L.P.

By:	Greenbriar Equity Capital II, L.P.
Its:	General Partner

By:	Greenbriar Holdings II, LLC
Its:	General Partner

By:	/s/ Reginald L. Jones, III

Name:	Reginald L. Jones, III
Title:	Member

GREENBRIAR EQUITY FUND II-A, L.P.

By:	Greenbriar Equity Capital II, L.P.
Its:	General Partner

By:	Greenbriar Holdings II, LLC
Its:	General Partner

By:	/s/ Reginald L. Jones, III

Name:	Reginald L. Jones, III
Title:	Member

GREENBRIAR CO-INVESTMENT PARTNERS II, L.P.

By:	Greenbriar Holdings II, LLC
Its:	General Partner

By:	/s/ Reginald L. Jones, III

Name:	Reginald L. Jones, III
Title:	Member

[EQUITY COMMITMENT LETTER]

Agreed to and accepted: GB AERO ENGINE LLC

By:	/s/ Raynard D. Benvenuti
Name: Raynard D. Benvenuti
Title: President

[EQUITY COMMITMENT LETTER]

SCHEDULE A

INVESTORS

Name of Investor	Pro Rata Amount
Greenbriar Equity Fund II, L.P.	$105,495,273.93
Greenbriar Equity Fund II-A, L.P.	$35,165,091.31
Greenbriar Co-Investment Partners II, L.P.	$1,108,633.57
TOTAL EQUITY COMMITMENT	$141,768,998.81